UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                    ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC
             (Exact name of registrant as specified in its charter)

             DELAWARE                                       30-0408280
             --------                                       ----------
  (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                        Identification No.)


                  c/o MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                           Princeton Corporate Campus
                                   Section 2G
                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536
               (Address of principal executive offices) (zip code)

                                  Barbra Kocsis
                    Merrill Lynch Alternative Investments LLC
                           Princeton Corporate Campus
                                   Section 2G
                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536

                                 (800) 765-0995
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   Copies to:

                                David R. Sawyier
                                Sidley Austin LLP
                               One South Dearborn
                             Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:
Units of Limited Liability Company Interest
-------------------------------------------

                                Table of Contents

Item 1: Business...............................................................1

Item 2: Financial Information.................................................31

Item 3: Properties............................................................32

Item 4: Security Ownership of Certain Beneficial Owners and Management........32

Item 5: Directors and Executive Officers......................................32

Item 6: Executive Compensation................................................36

Item 7: Certain Relationships and Related Transactions........................36

Item 8: Legal Proceedings.....................................................37

Item 9: Market Price of and Dividends on the Registrant's Common Equity
        and Related Stockholder Matters.......................................39

Item 10: Recent Sales of Unregistered Securities..............................39

Item 11: Description of Registrant's Securities to be Registered..............39

Item 12: Indemnification of Directors and Executive Officers..................41

Item 13: Financial Statements and Supplementary Data..........................42

Item 14: Changes in and Disagreements with Accountants on Accounting and
         Financial Disclosure.................................................42

Item 15: Financial Statements and Exhibits....................................42

Item 1: BUSINESS

ML SYSTEMATIC MOMENTUM FUTURESACCESS LLC

ORGANIZATIONAL CHART

The organizational chart on the following page illustrates the relationships among the various service providers to ML Systematic Momentum FuturesAccess LLC (the "Fund"). Merrill Lynch Alternative Investments LLC is the manager (the "Manager") of the Fund, and has full discretion over the selection of, and allocation and reallocation of the Fund's capital among certain investment funds (the "Systematic Momentum FuturesAccess Funds"), each of which receives trading advisory services from professional trading advisors ("Systematic Momentum CTAs") not affiliated with the Manager or the Fund. All other service providers depicted in the organizational chart below are affiliates of the Manager.

ORGANIZATIONAL CHART


                                            -------------------
                                               Merrill Lynch
                                               & Co., Inc.
                                                 MLs & Co.
                                            -------------------
                  ---------------                      |  |  |                          ------------------------
                      Wholly-                          |  |  |                              Indirect Wholly-
                      owned                            |  |  |                                   owned
                  ---------------                      |  |  |                          ------------------------
                                                       |  |  |
      -------------------------------------------------|--|  |---------------------------------------------------------|
      |                              |                                                                                 |
      |                              |                                                                                 |
----------------------     ----------------------                                                    ------------------------------
Merrill Lynch, Pierce,         Merrill Lynch                                                                  Merill Lynch
   Fenner & Smith            International & Co.                                                       Alternative Investments LLC
    Incorporated           ----------------------                                                                 MLAI
       MLPF&S                        |                                                               ------------------------------
----------------------               |                                                                                 |
   |         /|\ /|\                 |                                                                                 |
              |   |            Wholly-owned                                                                            |
   |          |   |            --------------------                                                                    |
              |   |               Merrill Lynch                                                                        |   Manager's
   |          |   |             International Bank                                                                     |   Interest
              |   |                   MLIB                                                                             |
   |          |   |            --------------------                                                                    |
              |   |                   |     /|\                                                                        |
   |          |   |                          |                                                                         |
              |   |                   |      |------------------|                                                      |
   |          |   |                            Currency Trading |--------------------|                                 |
              |   |                   |             Arrangements                     |-----------|            -------------------
   |          |   |Selling Agreement                                                             |------------    ML Systematic
              |   --------------------------------------------------------------------------------------------       Momentum
   |          |                                                                                                FuturesAccess LLC
              |Customer Agreement
   |           -----------------------------------------------------------------------------------------------
                                      |                             ------------------------------------------
   |                                                                |                         ----------------
                                      |                             |                         |               -------------------
   |                                                                |                         |                            |
                                      |                             |                         |                            |
   |                                                                |                         |                            |
                                      |                    --------------------      --------------------    --------------------
   |                                                            Systematic                Systematic              Systematic
                                      |                          Momentum                  Momentum                Momentum
   |                                                        FuturesAccess Fund        FuturesAccess Fund      FuturesAccess Fund
                                      |
   |                                                       --------------------      --------------------    --------------------
                                      |                             |                         |                            |
   |                                                                |                         |                            |
                                      |                    --------------------      --------------------    --------------------
   |                                                           Systematic                Systematic               Systematic
                                      |                        Momentum CTA              Momentum CTA             Momentum CTA
   |
                                      |                    --------------------      --------------------    --------------------
   |                                                                |                         |                            |
                                      |                             |                         |                            |
   |                                                                |                         |                            |
                                      |                             |                         |              --------------------
   |                                                                |                         |--------------       U.S. and
                                      |                             |----------------------------------------    International
   |                                                                                                            Futures Markets
   -----------------------------------|--------------------------------------------------------------------->
                Access to Markets                               Access to Markets
                                                                                                             --------------------

      Other than the Systematic Momentum CTAs, all of the entities indicated in the Organizational Chart are Merrill Lynch affiliates.

      For convenience, ML&Co. and entities affiliated with it are sometimes collectively referred to as "Merrill Lynch."

The Fund is a Delaware limited liability company, formed on March 8, 2007, that will allocate its capital among a group of Systematic Momentum FuturesAccess Funds, managed by Systematic Momentum CTAs, which will engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts. The Fund and the Systematic Momentum FuturesAccess Funds will commence trading on April 1, 2007. The Systematic Momentum FuturesAccess Funds are actively managed accounts with speculative trading profits as their objective.

Under its Limited Liability Company Operating Agreement ("Operating Agreement"), the Fund has delegated the exclusive management of all aspects of the business and administration of the Fund and each of the Systematic Momentum FuturesAccess Funds to the Fund's Manager, a Delaware limited liability company. The Manager is registered with the Commodity Futures Trading Commission ("CFTC") as a Commodity Pool Operator ("CPO") and Commodity Trading Advisor ("CTA") and is a member of National Futures Association ("NFA") in such capacities. The Manager is registered with the Securities and Exchange Commission ("SEC") as an investment adviser and transfer agent.

The Fund's assets are allocated among the Systematic Momentum FuturesAccess Funds, and the Systematic Momentum FuturesAccess Funds use such assets to engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts pursuant to the investment methodology of the respective Systematic Momentum CTAs. The Manager is responsible for selecting and monitoring the Systematic Momentum CTAs, and it may add to, remove or replace the Systematic Momentum CTAs in the future.

As of March 12, 2007, the Fund had not commenced operations.

The Fund's business constitutes only one segment for financial reporting purposes, i.e., operating a speculative "commodity pool." The Fund does not engage in sales of goods or services.

General

The investment objective of the Fund is to achieve superior risk-adjusted rates of return through a "single strategy-type" fund of funds approach focusing on, but not limited to, trend-following managed futures strategies. Under the direction of the Manager, the Fund will seek to achieve this objective by allocating its capital among a group of Systematic Momentum FuturesAccess Funds managed by Systematic Momentum CTAs which, the Manager believes, collectively have the ability to achieve substantial capital appreciation with controlled performance volatility and drawdowns.

Systematic trading generally assumes that a disciplined quantitative analysis of historical and contemporaneous market information without discretionary decision making can enable a trader to forecast price action in term of trends or other market dynamics and to take positions designed to profit from it. These systems can incur substantial losses when the market significantly deviates from its usual historical patterns, e.g. when weather-related catastrophes, international political disruptions and unanticipated supply/demand imbalances unexpectedly dominate the market.

Systematic trading systems share basic similarities, although the models which they apply to historical price data differ. Such similarities imply that there will be certain market conditions which are likely to be adverse to all or substantially all of the Systematic Momentum FuturesAccess Funds in the Fund's portfolio.

Systematic trading strategies are speculative and involve substantial risk. By operating the Fund as a "fund of funds" and investing in a number of different Systematic Momentum FuturesAccess Funds, the Manager will attempt to mitigate the volatility and certain other risks of investing in a single Systematic Momentum FuturesAccess Fund. While diversifying among different Systematic Momentum CTAs involves the risk of one manager's loss frequently offsetting another's profits, this same offsetting effect also typically reduces overall performance volatility, potentially producing a risk/return profile for the Fund that may be more consistent with the portfolio objectives of certain investors in the Fund ("Investors") than investing in a single Systematic Momentum FuturesAccess Fund.

One of the aims of the Fund is to provide diversification to a limited portion of the risk segment of Investors' portfolios into an investment field that has historically often demonstrated a low degree of performance correlation with traditional stock and bond holdings. Traditional portfolios invested in stocks, bonds and cash equivalents can be diversified by allocating a portion of their assets to non-traditional investments such as managed futures. Because of its potential non-correlation with the performance of stocks and bonds, the non-traditional component can help to improve long-term returns and reduce portfolio volatility, although there can be no assurance that the Fund will achieve these objectives.

The Systematic Momentum FuturesAccess Funds will trade in the international futures and forward markets with the objective of achieving substantial capital appreciation. Each Systematic Momentum FuturesAccess Fund and the Manager have entered into an advisory agreement with a Systematic Momentum CTA whereby the Systematic Momentum CTA trades in the international futures and forwards markets pursuant to the Systematic Momentum CTA's trading model. Each Systematic Momentum FuturesAccess Fund will access its trading model through a managed account, and the respective Systematic Momentum CTA will have the sole and exclusive authority and responsibility for directing the Systematic Momentum FuturesAccess Fund's trading according to the trading model, subject to the Manager's fiduciary authority to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Systematic Momentum FuturesAccess Fund.

The Manager is responsible for identifying and selecting the Systematic Momentum FuturesAccess Funds in which the Fund invests, as well as for allocating and reallocating Fund capital among such Systematic Momentum FuturesAccess Funds. The success of the Fund depends on the Manager's selection of, and allocation of capital among, Systematic Momentum FuturesAccess Funds.

The Manager may use quantitative performance criteria, analytical and statistical techniques, market experience, qualitative due diligence and the subjective judgment of Manager personnel in reviewing and selecting prospective Systematic Momentum FuturesAccess Funds as potential investments for the Fund. In evaluating a Systematic Momentum CTA for possible inclusion in the Fund's portfolio, the Manager will consider a number of factors, which may include: (i) the type of systematic-based trading strategy implemented and the time frames over which the systems operate; (ii) business acumen, organizational infrastructure and internal controls; (iii) assets under management and track record; (iv) quantitative performance analysis; (v) risk management controls and procedures; (vi) business terms; (vii) conflicts of interest; (viii) the professional background, reputation and experience of a Systematic Momentum CTA's principals and key personnel; (ix) commitment of the personal assets of a Systematic Momentum CTA's principals and key personnel to their Systematic Momentum FuturesAccess Fund; (x) the diversification potential of including such Systematic Momentum FuturesAccess Fund together with the other Systematic Momentum FuturesAccess Funds in the Fund's portfolio; and (xi) the sophistication and depth of resources committed to ongoing research effort.

A wide range of different factors may be considered in determining whether different Systematic Momentum FuturesAccess Funds should be included in the Fund's portfolio, and no representation is made that any given factor will be considered in selecting any particular Systematic Momentum FuturesAccess Fund for such portfolio. Although quantitative analysis plays an important role in the selection process -- particularly given the highly quantitative nature of the Systematic Momentum CTAs' trading strategies -- selecting Systematic Momentum FuturesAccess Funds for inclusion in the Fund's portfolio ultimately involves the subjective evaluation of both quantitative and qualitative factors by the Manager's personnel, based on some or all of the foregoing, as well as perhaps other, factors.

There can be no assurance as to what factors the Manager may consider in allocating and reallocating the Fund's capital among the Systematic Momentum FuturesAccess Funds.

As required by applicable CFTC regulations, the Manager will inform all Investors of the current allocation of the Fund's capital among the different Systematic Momentum FuturesAccess Funds in each monthly report of the Fund.

The trading systems of the Systematic Momentum CTAs are proprietary and confidential, and the Manager's ability to evaluate the details of these systems may be limited as a result. The Manager is limited in its Systematic Momentum CTA selections to the Systematic Momentum FuturesAccess Funds. There are currently only a strictly limited number of Systematic Momentum FuturesAccess Funds available for investment.

Portfolio Construction and Target Allocations

In addition to the Manager's ability to identify and select Systematic Momentum FuturesAccess Funds, the success of the Fund also depends on the Manager's ability to determine appropriate target allocations and relative weightings among the Systematic

Momentum FuturesAccess Funds selected for the Fund's portfolio. The Manager devotes substantial resources to developing the capacity to formulate advantageous Systematic Momentum FuturesAccess Fund combinations, as well as to assess Systematic Momentum FuturesAccess Funds on an individual basis. The Manager's analysis may include a qualitative appraisal of a prospective Systematic Momentum FuturesAccess Fund's trading style and performance combined with quantitative evaluation of the performance of each Systematic Momentum FuturesAccess Fund individually and of different possible Systematic Momentum FuturesAccess Fund combinations. Such quantitative and qualitative criteria may include: (i) type of systematic trading program and trading style; (ii) the time frames over which the systems evaluate market prices as well as seek to implement positions; (iii) the duration of each Systematic Momentum FuturesAccess Fund's drawdowns, speed of recovery from such drawdowns, and expected maximum drawdown; (iv) a Systematic Momentum CTA's internal controls and risk management; (v) past and projected correlation with traditional investments such as stocks and bonds, as well as other prospective Systematic Momentum FuturesAccess Funds; and (vi) projected diversification benefit for Systematic Momentum FuturesAccess' portfolio overall.

Both qualitative assessment and quantitative analysis will be used to develop Systematic Momentum FuturesAccess Fund combinations which the Manager identifies as having reward/risk profiles consistent with the Fund's objectives. For example, in evaluating the performance characteristics and risk management controls of prospective Systematic Momentum FuturesAccess Funds, the Manager focuses on risk-adjusted returns, not just cumulative profits, and on a history of avoiding major drawdowns, examining both historical performance and the policies adopted to prevent or mitigate drawdowns in the future. By identifying Systematic Momentum FuturesAccess Fund combinations in this manner, the Manager attempts to maintain profit potential while also materially reducing the risk of major drawdowns, despite the Fund's focus on systematic trading systems.

Systematic trading systems, such as those used by the Systematic Momentum CTAs, all share the common characteristics of attempting to identify current price trends based on historical patterns. In addition, these systems are generally quantitative, proprietary "black boxes" generating trading signals based on proprietary computer models. Due to the quantitative, systematic and proprietary character of systematic trading systems, the Manager is materially more limited in its ability to evaluate and distinguish among such systems than it is in the case of selecting other portfolio combinations.

The Manager may not allocate the capital of the Fund equally among the Systematic Momentum FuturesAccess Funds. Rather, the Manager will make allocation decisions based on a combination of factors, with a special emphasis on the Manager's assessment of the long-term return and risk forecasts of the various Systematic Momentum FuturesAccess Funds. Based on its selection of initial Systematic Momentum FuturesAccess Funds and portfolio combination analysis, the Manager presently intends to allocate between approximately 5% and 20% of the Fund's capital to each of the initial Systematic Momentum FuturesAccess Funds.

Allocation Ranges and Portfolio Rebalancings

The relative allocation of Fund capital among the Systematic Momentum FuturesAccess Funds selected for the Fund's portfolio will vary, perhaps materially, over time due to market appreciation/depreciation as well as other factors. In addition to assigning initial target allocations, the Manager will also establish an allocation range for each Systematic Momentum FuturesAccess Fund, which will affect when, and the manner in which, the Manager rebalances the Fund's portfolio.

When allocations of Fund capital are within the pre-established range, MLAI will generally attempt to maintain the target allocation percentages among the Systematic Momentum FuturesAccess Funds primarily by managing in-flows and out-flows of Fund capital. If the Fund has net subscriptions as of any subscription date, such subscription proceeds will be allocated generally to those Systematic Momentum FuturesAccess Funds whose relative weightings are below their target allocation percentage due to underperformance relative to the other Systematic Momentum FuturesAccess Funds (which may be due to lesser market appreciation or greater losses than other Systematic Momentum FuturesAccess Funds). Conversely, if the Fund has net redemptions as of any redemption date, the capital necessary to pay redemption proceeds will be withdrawn generally from those Systematic Momentum FuturesAccess Funds that are above their target allocation percentage due to overperformance relative to other Systematic Momentum FuturesAccess Funds (which may be due to greater market appreciation or lesser losses than other Systematic Momentum FuturesAccess Funds). Subscriptions and redemptions (as applicable) will be distributed pro rata based on the disparity between the target allocation percentages and then-current weightings.

The Manager will generally not rebalance the Fund's portfolio -- even in the case of Systematic Momentum FuturesAccess Funds which exceed their respective allocation ranges -- through redemptions (as opposed to managing in-flows and out-flows of capital as described in the preceding paragraph) until after a Systematic Momentum FuturesAccess Fund has been outside its designated allocation range for three consecutive months, and such rebalancings generally will be done in increments of 10% of a Systematic Momentum FuturesAccess Fund's target allocation at any given rebalancing. The allocation range for a particular Systematic Momentum FuturesAccess Fund will be positioned around the target allocation and will generally have a width of 25% of the target allocation.

The Manager will periodically review Systematic Momentum FuturesAccess Fund performance as well as changes in market conditions to determine whether to terminate existing or to add new Systematic Momentum FuturesAccess Funds, and/or to adjust its target allocations and relative weightings among the existing Systematic Momentum FuturesAccess Funds. The Manager's review may include an analysis of a Systematic Momentum FuturesAccess Fund's performance in light of general market conditions, the results achieved by comparable funds and a Systematic Momentum CTA's expectations. Each Systematic Momentum CTA's adherence to stated strategies and risk control disciplines as well as any changes in the quality of a Systematic Momentum CTA's infrastructure and personnel may also be evaluated.

The Manager generally believes each Systematic Momentum CTA should be given an opportunity to trade for some significant period of time in order to have a realistic opportunity of successfully implementing its strategy, and does not intend frequently to reallocate the Fund's capital among the Systematic Momentum CTAs. The Manager may at any time reduce target allocations or withdraw the Fund's entire investment from a Systematic Momentum FuturesAccess Fund for any reason, including in the event of: (i) a determination by the Manager that a particular Systematic Momentum CTA is not maintaining adequate risk controls, is deviating from its established trading discipline or has not kept pace with market developments; (ii) key organizational/fund changes; (iii) manager-related events; (iv) strategy drift or other change in return/risk profile; (v) a reduction in the capacity of a Systematic Momentum FuturesAccess Fund; or (vi) a determination by the Manager that a Systematic Momentum FuturesAccess Fund is sufficiently complementary to the rest of the Fund's overall portfolio.

The Manager may change its portfolio construction methodology due to changes specific to selected Systematic Momentum FuturesAccess Funds, general changes in the market environment or other reasons. There is no formal limitation on the number of Systematic Momentum FuturesAccess Funds to which the Manager may allocate capital (although the Manager may only invest in Systematic Momentum FuturesAccess Funds), the minimum or maximum target allocation or allocation range, or the manner in which the Manager may rebalance the portfolio or adjust relative weightings. The Manager has complete flexibility in allocating and reallocating Fund capital in any manner that it may deem appropriate.

There can be no assurance as to which factors the Manager may consider in making capital allocations for the Fund, or as to which allocations the Manager may make.

Use of Proceeds and Cash Management Income

        Subscription Proceeds

The Fund's cash is allocated among the Systematic Momentum FuturesAccess Funds in order to facilitate such funds' trading. The Systematic Momentum FuturesAccess Funds will use assets allocated by the Fund as security for and to pay the Systematic Momentum FuturesAccess Funds' trading losses as well as such funds' expenses and redemptions. The primary use of the proceeds of the sale of the Fund's units of limited liability company interest ("Units") is to permit the Systematic Momentum CTAs to trade on a speculative basis in a wide range of different futures and forwards markets on behalf of the Systematic Momentum FuturesAccess Funds. While being used for this purpose, the assets of the Systematic Momentum FuturesAccess Funds are also generally available for cash management.

        Markets Traded

Each of the Systematic Momentum FuturesAccess Funds engages in speculative trading in the international futures and forward markets.

        Custody of Assets

All of the assets of the Fund, and of the Systematic Momentum FuturesAccess Funds, will be held in CFTC-regulated customer accounts at Merrill Lynch.

      Interest

The Fund will generally earn interest on its "Cash Assets," which can be generally described as the cash not allocated to a Systematic Momentum FuturesAccess Fund and actually held by the Fund. Cash Assets are held primarily in U.S. dollars.

Each Systematic Momentum FuturesAccess Fund will generally earn interest, as described below, on its "Cash Assets," which can be generally described as the cash actually held by such Systematic Momentum FuturesAccess Fund, plus its "open trade equity" (unrealized gain and loss marked to market daily on open positions). Cash Assets are held primarily in U.S. dollars, and to a lesser extent in foreign currencies, and are comprised of the following: (a) the Systematic Momentum FuturesAccess Fund's cash balances, plus open trade equity on United States futures; and (b) the Systematic Momentum FuturesAccess Fund's cash balance in foreign currencies as a result of realized profits and losses derived from its trading in non-U.S. dollar-denominated futures and options contracts, plus open trade equity on those exchanges which settle gains and losses on open positions in such contracts prior to closing out such positions. Cash Assets do not include, and the Systematic Momentum FuturesAccess Fund does not earn interest income on, the Systematic Momentum FuturesAccess Fund's gains or losses on its open forward, commodity option and certain non-U.S. futures positions since such gains and losses are not collected or paid until such positions are closed out.

The Systematic Momentum FuturesAccess Fund's Cash Assets may be greater than, less than or equal to the Systematic Momentum FuturesAccess Fund's net asset value (on which the redemption value of the Units is based) primarily because net asset value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") in the course of acting as commodity broker for each Systematic Momentum FuturesAccess Fund, lends certain currencies to, and borrows certain currencies from, each Systematic Momentum FuturesAccess Fund. In the course of doing so, MLPF&S both retains certain amounts of interest and receives other economic benefits. In doing so, MLPF&S follows its standard procedures (as such procedures may change over time) for paying interest on the assets of the commodity pools sponsored by the Manager and other MLPF&S affiliates and traded through MLPF&S.

MLPF&S estimates that the net effect of MLPF&S's interest income and foreign currency arrangements is that each Systematic Momentum FuturesAccess Fund can expect to earn interest at the prevailing Federal Funds effective rate minus 50 basis points on approximately 75% of the Systematic Momentum FuturesAccess Fund's Cash Assets, although the actual interest earned could be less than this amount in certain circumstances.

Charges

The Fund offers four classes of Units: Class A, Class C, Class I and Class D. The distinguishing factor among the classes are the fees which will be charged to each class.


Description of Current Charges.
-------------------------------

---------------  ----------------  -------------------------------------------------------------------
                 Nature of
Recipient        Payment                               Amount of Payment
---------------  ----------------  -------------------------------------------------------------------
MLPF&S           Sales             Sales commissions are based on gross subscription amounts
                 Commission        (i.e., the total subscription prior to deduction of the
                 (paid at the      sales commission)
                 Fund level)
                                   Class A
                                   -------

                                   1.00% - 2.50%

                                   The initial sales commission applicable to subscriptions for
                                   Class A Units are as follows:

                                   Subscriptions less than $1,000,000                           2.5%
                                   Subscriptions of at least $1,000,000; less than $2,000,000   2.0%
                                   Subscriptions of at least $2,000,000; less than $3,000,000   1.5%
                                   Subscriptions of at least $3,000,000; less than $5,000,000   1.0%

                                   Class C
                                   -------

                                   None

                                   Class I
                                   -------

                                   Up to 0.50%

                                   Class D
                                   -------

                                   Up to 0.50%

---------------  ----------------  -------------------------------------------------------------------


                                        9

---------------  ----------------  -------------------------------------------------------------------
                 Nature of
Recipient        Payment                               Amount of Payment
---------------  ----------------  -------------------------------------------------------------------
The Manager      Sponsor           The Manager charges no Sponsor's Fee at the Fund level,
                 Fees  (asset-     although the Manager charges Sponsor's Fees at the
                 based and         Systematic Momentum FuturesAccess Fund level, and Investors
                 paid at the       will be indirectly subject to their pro rata share of such
                 Systematic        fees based on the investment of the Fund in such underlying
                 Momentum          Systematic Momentum FuturesAccess Funds.
                 Futures
                 Access Fund       Class A Units (which pay sales commissions) pay the Manager
                 Level)            a monthly Sponsor Fee of 1/12 of 1.5% of their month-end net asset value.

                                   Class C Units (which pay no sales commissions) pay the
                                   Manager a monthly Sponsor Fee of 1/12 of 2.5% of their
                                   month-end net asset value.

                                   Class I Units (which pay sales commissions) pay the Manager a monthly Sponsor Fee of 1/12 of 1.1% of their month-end net asset value.

                                   Class D Units (which pay sales commissions) pay no Sponsor
                                   Fees.

                                   Net asset value, for purposes of calculating the Sponsor
                                   Fee, is calculated prior to reduction for the Sponsor Fee
                                   being calculated.

---------------  ----------------  -------------------------------------------------------------------
The Systematic   Asset-Based       No Management Fee is charged to Investors at the Fund level,
Momentum CTAs    Management        although Management Fees are charged to Investors at the
                 Fees (paid at     Systematic Momentum FuturesAccess Fund level, and Investors
                 the               will be indirectly subject to their pro rata share of such
                 Systematic        fees based on the investment of the Fund in such underlying
                 Momentum          Systematic Momentum FuturesAccess Funds.
                 Futures
                 Access Fund       As of the last business day of each calendar month, each
                 level)            Systematic Momentum FuturesAccess Fund will pay its
                                   Systematic Momentum CTA a Management Fee equal to 1/12 of
                                   1.5% (a 1.5% annual rate) of the aggregate gross asset value
                                   (prior to reduction for any accrued Performance Fees or for the Management Fee being calculated) of such Systematic
                                   Momentum FuturesAccess Fund. Such Management Fee shall be
                                   pro rated in the case of partial calendar months, but shall not be subject to rebate once paid. The Manager will receive a portion of the Management Fees payable to the Systematic
                                   Momentum CTA.
---------------  ----------------  -------------------------------------------------------------------


                                       10


---------------  ----------------  -------------------------------------------------------------------
                 Nature of
Recipient        Payment                               Amount of Payment
---------------  ----------------  -------------------------------------------------------------------
The Systematic   Performance       No Performance Fee is charged to Investors at the Fund
Momentum CTAs    Fees (paid at     level, although Performance Fees are charged to Investors at
                 the Systematic    the Systematic Momentum FuturesAccess Fund level, and
                 Momentum          Investors will be indirectly subject to their pro rata share
                 Futures           of such fees based on the investment of the Fund in such
                 Access Fund       underlying Systematic Momentum FuturesAccess Funds.
                 level)
                                   Each Systematic Momentum FuturesAccess Fund will pay to its
                                   Systematic Momentum CTA, as of each December 31
                                   ("Performance Fee Calculation Date"), a Performance Fee
                                   equal to 15% of any New Trading Profit(1) recognized by the
                                   Systematic Momentum FuturesAccess Fund as of such
                                   Performance Fee Calculation Date. When there is an accrued
                                   Performance Fee at the time any capital withdrawal is made, the Performance Fee attributable to such reallocation will be paid. Such Performance Fee shall be determined by
                                   multiplying the Performance Fee that would have been paid
                                   had the date of the capital withdrawal been an Performance
                                   Fee Calculation Date by the fraction the numerator of which is the amount of the capital withdrawal and the denominator of which is the net asset value of the Fund immediately
                                   prior to the capital withdrawal, in each case prior to
                                   reduction for the accrued Performance Fee. Such Performance
                                   Fee will be paid from and reduce the amount of the capital withdrawal.

                                   In most cases, the Manager will receive a portion of any
                                   such Performance Fees payable to the Systematic Momentum
                                   CTAs.
---------------  ----------------  -------------------------------------------------------------------


--------------------------
 *"New Trading Profit" equals any increase in the Net Asset Value of the respective Systematic Momentum FuturesAccess Fund as of the current Performance
 Fee Calculation Date over the High Water Mark attributable to such Systematic
 Momentum FuturesAccess Fund. The High Water Mark attributable to a Systematic
 Momentum FuturesAccess Fund is equal to the highest Net Asset Value attributable to the Systematic Momentum FuturesAccess Fund after reduction for the Performance Fee then paid, as of any preceding Performance Fee Calculation
 Date. The High Water Mark is increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals are made from the
 Systematic Momentum FuturesAccess Fund (other than to pay expenses). The proportionate High Water Mark reduction made as a result of capital withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such capital withdrawal by a fraction, the numerator of which is the
 Net Asset Value of the Systematic Momentum FuturesAccess Fund immediately following such reallocation and the denominator of which is the Net Asset Value of the Systematic Momentum FuturesAccess Fund immediately before such capital withdrawal, in each case prior to reduction for any accrued Performance Fee.


                                       11


---------------  ----------------  -------------------------------------------------------------------
MLPF&S           Brokerage         No Brokerage Commission is charged to Investors at the Fund
                 Commissions       level, although Brokerage Commissions are charged to
                                   Investors at the Systematic Momentum FuturesAccess Fund
                 (paid at the      level, and Investors will be indirectly subject to their pro
                 Systematic        rata share of such fees based on the investment of the Fund
                 Momentum          in such underlying Systematic Momentum FuturesAccess Funds.
                 Futures
                 Access Fund       Each Systematic Momentum FuturesAccess Fund's brokerage
                 level)            commissions will be paid on the completion or liquidation of a trade and are referred to as "round-turn" commissions,
                                   which cover both the initial purchase (or sale) and the
                                   subsequent offsetting sale (or purchase) of a commodity
                                   futures contract. A portion of the brokerage fees payable by a Systematic Momentum FuturesAccess Fund will be paid to
                                   such Systematic Momentum FuturesAccess Fund's executing
                                   brokers, which may or may not include MLPF&S, as the
                                   commission for their execution services.

                                   The "round-turn" commissions paid by a Systematic Momentum
                                   FuturesAccess Fund will in no case exceed $15 per round-turn
                                   (except in the case of certain foreign contracts on which
                                   the rates may be as high as $100 per round-turn due to the large size of the contracts traded). In general, the Manager estimates that aggregate brokerage commission charges
                                   (including F/X spreads) will not exceed 3% and should range between 1.2% and 2.4% per annum of the Systematic Momentum
                                   FuturesAccess Fund's average month-end assets.

---------------  ----------------  -------------------------------------------------------------------


                                       12


---------------  ----------------  -------------------------------------------------------------------
Various Banks    Currency          No Currency Dealer Spreads will be experienced at the Fund
and Dealers,     (F/X) Dealer      level, as the Fund will not invest directly but will rather
including        Spreads           allocate its capital among the Systematic Momentum
Merrill Lynch                      FuturesAccess Funds, although Investors will be indirectly
International    (paid at the      subject to their pro rata share of such Spreads based on the
Bank             Systematic        investment of the Fund in such underlying Systematic
                 Momentum          Momentum FuturesAccess Funds.
                 Futures
                 Access Fund       A Systematic Momentum FuturesAccess Fund's currency trades,
                 level)            if any, may be executed in the spot and forward foreign
                                   exchange markets (the "F/X Markets") where there are no
                                   direct execution costs. Instead, the participants, banks and dealers in the F/X Markets, including Merrill Lynch
                                   International Bank ("MLIB"), take a "spread" between the
                                   prices at which they are prepared to buy and sell a
                                   particular currency, and such spreads are built into the
                                   pricing of the spot or forward contracts with the Systematic
                                   Momentum FuturesAccess Fund. The Manager anticipates that
                                   some of a Systematic Momentum FuturesAccess Fund's foreign currency trades will be executed through MLIB, an affiliate of the Manager.

                                   Should a Systematic Momentum FuturesAccess Fund engage in
                                   exchange for physical ("EFP") trading, such Systematic
                                   Momentum FuturesAccess Fund would acquire cash currency
                                   positions through banks and dealers, including Merrill
                                   Lynch. The Systematic Momentum FuturesAccess Fund would pay a spread when they exchange these positions for futures.
                                   This spread would reflect, in part, the different settlement dates of the cash and the futures contracts, as well as
                                   prevailing interest rates, but also includes a pricing
                                   spread in favor of the dealer, such as MLIB.
---------------  ----------------  -------------------------------------------------------------------


                                       13

---------------  ----------------  -------------------------------------------------------------------
Service          Operating         The Fund as well as each Systematic Momentum FuturesAccess
Providers,       Costs             Fund pays, in addition to the other expenses described
including                          above, its operating costs -- including, without limitation:
Merrill Lynch                      ongoing offering expenses; execution and clearing brokerage
Entities                           commissions (as described above); forward and
                                   over-the-counter trading spreads; administrative, transfer, exchange and redemption processing, legal, regulatory,
                                   filing, tax, audit, escrow, accounting and printing fees and expenses -- as well as extraordinary expenses. Such
                                   operating costs are allocated pro rata among the Fund's
                                   classes of Units based on their respective net asset values.

                                   The Manager has retained an outside service provider to
                                   supply certain services, including, but not limited to,
                                   transfer agency, tax reporting, accounting and escrow
                                   services, to the Fund. Operating costs include the Fund's
                                   allocable share of the fees and expenses of such service
                                   provider, as well as the fees and expenses of any Merrill
                                   Lynch entity or other service provider which may provide
                                   such (or other) services in the future.
---------------  ----------------  -------------------------------------------------------------------
The Manager      Organization-     The Manager may advance the expenses incurred in connection
                 al and Initial    with the organization of Fund and the initial offering of
                 Offering          its Units. Such costs are estimated to range from $100,000
                 Costs             to $150,000, although they could exceed this estimate. The
                                   Fund reimbursed the Manager for these costs from the
                                   proceeds of the issuance of the Fund's Units. Such costs are amortized against net asset value in 60 monthly
                                   installments, beginning with the first month-end after the initial issuance of such Units (for financial reporting
                                   purposes, all such costs must be deducted from net asset
                                   value as of the date of such initial issuance).

---------------  ----------------  -------------------------------------------------------------------


      Break Even Analysis

Breakeven Table     In order for an Investor to "break even" on an investment in
                    Systematic Momentum FuturesAccess during the first year, an initial investment of $10,000 must earn trading profits of:
                    Class A, $475 or 4.75% (due to a $250 or 2.5% selling commission); Class C, $525 or 5.25%; Class I, $385 or 3.85%
                    (due to a $50 or 0.5% selling commission); and Class D, $275 or 2.75% (due to a $50 or 0.5% selling commission), in each case, assuming interest income of $425 or 4.25%.


                Twelve-Month Breakeven Table


Expenses                                 Class A                 Class C                   Class I                  Class D
--------                                 -------                 -------                   -------                  -------

                                Percentage     Dollar    Percentage     Dollar    Percentage     Dollar    Percentage     Dollar
                                 of NAV(1)     Amount     of NAV(1)     Amount     of NAV(1)     Amount     of NAV(1)     Amount
                                ----------     ------    ----------     ------     ---------     ------    ----------     ------

Sales Commissions(2)                  2.50%    $  250            --         --          0.50%    $   50          0.50%    $   50

Organizational                        1.00%    $ 1.00          2.00%    $  200          2.00%    $  200           2.0%    $  200
Costs(3)

FuturesAccess                         0.50%    $   50          0.50%    $   50          0.50%    $   50          0.50%    $   50
Brokerage
Commissions and F/X
Spreads(4)
(estimated)

FuturesAccess                         1.50%    $  150          2.50%    $  250          1.10%    $  110            --         --
Sponsor's Fees(5)

FuturesAccess                         2.00%    $ 2.00          2.00%    $  200          2.00%    $  200           2.0%    $  200
Management Fees(5)

FuturesAccess                         2.00%    $  200          2.00%    $  200          2.00%    $  200          2.00%    $  200
Performance Fees(6)

Interest Income                      (4.25)%   $ (425)        (4.25)%   $ (425)        (4.25)%   $ (425)        (4.25)%   $ (425)

TWELVE-MONTH                          4.75%    $  475          5.25%    $  525          3.85%    $  385          2.75%    $  275
BREAKEVEN



(1)Assumes a constant $10,000 net asset value.

(2)The sales commissions are paid at the Fund level, and are a one-time charge which will not be included in the breakeven return after the first year in which Units are sold.

(3)Includes both the organizational costs of the Fund and its share, as an investor in the Systematic Momentum FuturesAccess Funds, of the Systematic Momentum FuturesAccess Funds' organizational costs.

(4)Brokerage commissions and F/X spreads may differ materially from such estimates. MLAI currently expects brokerage commissions and F/X spreads to equal approximately 0.50% per annum of any Systematic Momentum FuturesAccess Funds' average month-end net assets, based on commission costs experienced by other funds within the Manager's FuturesAccess program to date.

(5)Sponsor's Fees and management fees are assessed only at the Systematic Momentum FuturesAccess Fund level. The highest level of management fees charged by the Systematic Momentum CTAs is shown.

(6)Certain of the Systematic Momentum FuturesAccess Funds in which the Fund invests may be subject to performance fees even though the Fund does not itself charge performance fees. The 2.0% annual figure for the costs of performance fees paid even in a "break-even" year generally reflect Merrill Lynch's experience in the context of other multi-advisor managed futures funds of funds. The highest level of performance fees charged by the Systematic Momentum CTAs is shown.


Regulation

The Manager is registered with the CFTC as a commodity pool operator and commodity trading advisor and is a member of NFA in such capacities. Each Systematic Momentum CTA is registered with the CFTC as a commodity trading advisor and is a member of NFA in such capacity, or is subject to an exemption from such registration and membership. MLPF&S is registered with the CFTC as a futures commission merchant and is a member of NFA in such capacity. MLPF&S is a clearing member of the Chicago Board of Trade and the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges. Other than in respect of the registration requirements pertaining to the Fund's securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Fund is generally not subject to regulation by the SEC. However, the Manager itself is registered as an "investment adviser" under the Investment Advisers Act of 1940. MLPF&S is also regulated by the SEC and the National Association of Securities Dealers, Inc. ("NASD").

Conflicts of Interest

      Merrill Lynch-Affiliated Entities

Other than the Systematic Momentum CTAs, many of the parties involved in the operations of the Fund and of the Systematic Momentum FuturesAccess Funds are affiliated with Merrill Lynch. Consequently, many of the business terms of the Fund and of the Systematic Momentum FuturesAccess Funds have not been negotiated at arm's length. Were investors to seek redress from Merrill Lynch for damages relating to the offering of the Units or the operations of the Fund or of the Systematic Momentum FuturesAccess Funds, they (i) would be unlikely to have recourse against any Merrill Lynch entity which is not a direct party to an agreement with the Fund or of the Systematic Momentum FuturesAccess Funds, and
(ii) would be likely to have such recourse even in the case of such direct party entities only on a derivative basis, suing not individually but in the right of the Fund or of the Systematic Momentum FuturesAccess Funds.

      MLPF&S and MLIB

MLPF&S executes trades for different clients in the same markets at the same time. Consequently, other clients may receive better prices than the relevant Systematic Momentum FuturesAccess Fund on the same trades, causing such Systematic Momentum FuturesAccess Fund to pay higher prices for its positions.

Many MLPF&S clients pay lower brokerage rates, and MLIB clients pay lower bid-ask spreads, than the Systematic Momentum FuturesAccess Funds. Brokerage commissions and bid-ask spreads have a major impact on the performance of the Systematic Momentum FuturesAccess Funds, and the cumulative effect of the higher rates paid by the Systematic Momentum FuturesAccess Funds is material.

MLPF&S and MLIB each must allocate their resources among many different clients. They have financial incentives to favor certain accounts over the Systematic Momentum FuturesAccess Funds. Because of the competitive nature of the markets in which the Systematic Momentum FuturesAccess Funds trade, to the extent that any of MLPF&S or MLIB prefer other clients over the Systematic Momentum FuturesAccess Funds, the Systematic Momentum FuturesAccess Funds are likely to incur losses.

MLPF&S and MLIB do not have to compete to provide services to the Systematic Momentum FuturesAccess Funds; consequently, there is no independent check on the quality of their services.

   The Manager

      Use of Merrill Lynch Affiliates
      -------------------------------

The Manager and its affiliates are the primary service providers of the Fund and of the Systematic Momentum FuturesAccess Funds, other than the Systematic Momentum CTAs and certain executing brokers utilized by the Systematic Momentum FuturesAccess Funds, and will remain so even if using other firms would be more advantageous for the Fund or the Systematic Momentum FuturesAccess Funds.

      Other Funds Sponsored by the Manager
      ------------------------------------

The Manager might be able to add more value to the Fund were certain Manager personnel to focus exclusively on managing the Fund, but none do so. The Manager benefits from operating accounts other than the Fund because such accounts generate significant revenues for it, and also diversify the Manager's exposure to one or more of such accounts performing poorly.

The Manager sponsors numerous funds and has financial incentives to favor certain of such funds over the Fund.

Certain clients of the Manager pay materially lower brokerage rates than do the Systematic Momentum FuturesAccess Funds. In particular, certain institutional clients of Merrill Lynch receive, as a result of arm's-length negotiations, better commission rates than the Systematic Momentum FuturesAccess Funds.

There is, in general, a shortage of qualified futures trading advisors available to manage customer assets. The Manager has a conflict of interest in selecting the Systematic Momentum CTAs for the Systematic Momentum FuturesAccess Funds and for other accounts sponsored by the Manager.

Because the Systematic Momentum FuturesAccess Funds pay brokerage commissions and forward trading spreads to MLPF&S and MLIB on a per trade basis, the Manager has an incentive to select commodity trading advisors which trade in higher volume, generating more revenue for MLPF&S.

Because the Manager receives a rebate of a portion of the Performance Fees paid to certain Systematic Momentum CTAs, the Manager may have an incentive to select a more speculative trading advisor for the Systematic Momentum FuturesAccess Funds than the Manager otherwise would.

The Manager may from time to time have a conflict of interest between facilitating the ongoing offering of the Units and making trading advisor or other changes which the Manager would otherwise believe to be in the best interests of the Fund.

   The Systematic Momentum CTAs

            Other Clients and Business Activities of the Systematic Momentum
            ----------------------------------------------------------------
            CTAs
            ----

A Systematic Momentum FuturesAccess Fund might benefit significantly from an exclusive focus by the Systematic Momentum CTAs on such Systematic Momentum FuturesAccess Fund rather than on its other accounts, including accounts owned by its principals. The Systematic Momentum FuturesAccess Fund could be adversely affected by the fact that the Systematic Momentum CTA trades other accounts at the same time that it is managing the relevant Systematic Momentum FuturesAccess Fund's account. The Systematic Momentum CTA has numbers different clients and financial incentives to favor certain of such clients over its relevant Systematic Momentum FuturesAccess Fund.

Each Systematic Momentum CTA and its principals devotes a substantial portion of its business time to ventures and accounts other than managing the relevant Systematic Momentum FuturesAccess Fund's account, including, in some cases, ventures which are unrelated to futures trading.

Each Systematic Momentum CTA acts, and may continue to act in the future, as a sponsor of its own single- or multi-advisor futures funds. Such funds may, from time to time, be in direct competition with the Systematic Momentum FuturesAccess Funds for positions in the market.

            Brokers and Dealers Selected by a Systematic Momentum CTA
            ---------------------------------------------------------

A Systematic Momentum CTA may, as a condition of its managing a Systematic Momentum FuturesAccess Fund's account, determine that such account trade through certain non-Merrill Lynch brokers with which the Systematic Momentum CTA has ongoing business dealings (even though Merrill Lynch remains the clearing broker for the relevant Systematic Momentum FuturesAccess Fund). The Systematic Momentum CTA may have a conflict of interest between insisting on the use of such brokers and using the brokers most advantageous for the Fund.

The Systematic Momentum CTA may execute a number of the trades for the Systematic Momentum FuturesAccess Fund's account through executing brokers affiliated with the Systematic Momentum CTA.

            Performance Fees
            ----------------

The fact that each Systematic Momentum CTA is eligible to receive Performance Fees may cause it to trade in a more speculative fashion than it otherwise would.

   Financial Advisors

Financial Advisors are the individual Merrill Lynch brokers who deal directly with Merrill Lynch clients. Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions. Financial Advisors receive initial selling commissions and ongoing compensation on the Units they sell and have a financial incentive to encourage investors to purchase and not to redeem their Units.

   Proprietary Trading

The Manager, MLPF&S, each Systematic Momentum CTA, their respective affiliates, principals and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients. Records of this trading will not be available for inspection by investors in the Fund. Such persons may take positions which are the same as or opposite to those held by the Systematic Momentum FuturesAccess Funds. As a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not in violation of their fiduciary or other duties -- such persons may from time to time take positions in their proprietary accounts ahead of the positions taken for the Systematic Momentum FuturesAccess Funds. In addition, on occasion orders may be filled more advantageously for the account of one or more such persons than for the Systematic Momentum FuturesAccess Fund's account.

   Transactions Between Merrill Lynch and the Fund

The majority of the service providers to the Fund and to the Systematic Momentum FuturesAccess Funds, other than the Systematic Momentum CTAs, the Fund's independent auditors and outside counsel to Merrill Lynch, are affiliates of Merrill Lynch. Merrill Lynch negotiated with each Systematic Momentum CTA regarding the level of its advisory fees and performance-based compensation. However, none of the fees paid by the Fund or by any Systematic Momentum FuturesAccess Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

Each Systematic Momentum FuturesAccess Fund pays Merrill Lynch substantial brokerage commissions as well as bid-ask spreads on forward currency trades. Such Systematic Momentum FuturesAccess Funds also pay MLPF&S interest on short-term loans extended by MLPF&S to cover losses on foreign currency positions.

In the case of EFP transactions with MLIB, Merrill Lynch recognizes certain incremental profits from the "differential" at which the Systematic Momentum FuturesAccess Funds' cash currency positions are exchanged for futures. Although MLPF&S will incur brokerage costs (without any incremental brokerage commission revenue) on the futures "side" of such EFPs, the Manager may have a financial incentive to encourage the Systematic Momentum CTAs to trade EFPs to a greater extent than they otherwise might.

Certain entities in the Merrill Lynch organization are the beneficiary of certain of the revenues generated from the Fund and from the Systematic Momentum FuturesAccess

Funds. The Manager controls the management of the Fund and the Systematic Momentum FuturesAccess Funds and serves as their sponsor. Although the Manager has not sold any assets, directly or indirectly, to the Fund or to the Systematic Momentum FuturesAccess Funds, the Manager makes substantial profits from the Fund and the Systematic Momentum FuturesAccess Funds due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund or the Systematic Momentum FuturesAccess Funds.

Reports

Each month the Manager sends such information to Investors as the CFTC requires to be given, as well as any such other information as the Manager may deem appropriate (including the percentage change in the Net Assets of the Fund during such month and the net asset value per Unit). Investors will also receive, not more than 90 days after the close of the Fund's fiscal year, audited financial statements and the tax information necessary for the preparation of their annual federal income tax returns.

The approximate net asset value per Unit is available at any time from the Manager upon request.

The Fund trades on a number of foreign commodity exchanges. The Fund does not engage in the sales of goods or services.

Risk Factors

   Investors May Lose All or Substantially All of Their Investment

Investors must be prepared to lose all or substantially all of their investment. The Fund has no "principal protection" feature assuring the return of investors' initial investment as of a specified future date. There can be no assurance that the Fund or any Systematic Momentum FuturesAccess Fund will achieve its objective or avoid substantial or total losses.

   No Performance History

Neither the Fund nor the majority of the Systematic Momentum FuturesAccess Funds have any performance history. The Manager has not previously managed a multi-advisor managed futures fund of funds such as Systematic Momentum FuturesAccess. None of the Manager's trading principals who will make allocations for the Fund has previously operated any other pools or traded any other accounts.

   Past Performance Not Necessarily Indicative of Future Results

Past performance is not necessarily indicative of future results. A Systematic Momentum CTA's past performance may not be representative of how it may trade in the future for the relevant Systematic Momentum FuturesAccess Fund and does not reflect the additional fees charged by the Systematic Momentum FuturesAccess Fund. The past performance of the Fund, any Systematic Momentum FuturesAccess Fund or any Systematic Momentum CTA is not necessarily indicative of the Fund's, such Systematic Momentum FuturesAccess Fund's or such Systematic Momentum CTA's future results. The past performance of the Systematic Momentum FuturesAccess Funds or other funds within the Manager's FuturesAccess Program, either individually or in any combination, is not indicative of the future results of the Fund.

   Volatile Markets; Highly Leveraged Trading

Futures and forward trading is highly leveraged, and market price levels are volatile and materially affected by unpredictable factors such as weather and governmental intervention. The combination of leverage and volatility creates a high degree of risk. Additionally, although a Systematic Momentum CTA may initiate stop-loss orders on certain positions to limit downside exposure, there can be no assurance that any such stop-loss order will be executed at the desired price or time.

The low margin requirements applicable to futures trading permits traders to use an extraordinarily high degree of leverage. A Systematic Momentum FuturesAccess Fund will often hold futures positions with a face value of 8-10 times the equity of such Systematic Momentum FuturesAccess Fund.

   Concentration on Systematic Momentum CTAs

The Fund is a "single-strategy" fund of funds that invests exclusively in systematic trading managed futures strategies. The concentration of the Fund's portfolio may cause its performance to be more volatile than that of a fund implementing a "multi-strategy" approach.

Systematic trading systems may differ materially from each other, but all of these systems are based on the principle that historical market prices can be used to identify price trends in the market on a systematic basis. The basic similarities of these systems may tend to cause many of them to incur losses at or about the same time.

There are certain market conditions -- in particular, trendless "sideways" markets and "whipsaw" markets in which numerous apparent price trends develop and then quickly reverse -- in which most systematic trading systems will incur major losses.

The Systematic Momentum CTAs generally anticipate that most of the trades indicated by their systems can be expected to be unprofitable and look to generate profits from the occasional major price trends which generate substantial profits. In the absence of such price trends, material losses result.

Even if a Systematic Momentum CTA correctly identifies price trends as they occur, such Systematic Momentum CTA may nevertheless incur material losses if its system is unable to signal when to close out a position as a price trend is ending or reversing. Developing a systematic means of taking profits as well as identifying trends has proved to be extremely difficult for otherwise successful systematic trading systems.

   Portfolio Limited to Systematic Momentum CTAs

Systematic trading strategies share basic qualitative similarities. Consequently, by limiting the universe of funds in which Systematic Momentum FuturesAccess will invest to those managed by Systematic Momentum CTAs, the Manager has materially limited the diversification of the Fund's portfolio.

There are certain market conditions in which it would generally be expected that the Systematic Momentum CTAs as a group would be unprofitable, irrespective of the independence of their individual trading systems.

   Use of Multiple Systematic Momentum CTAs

The Systematic Momentum CTAs will trade independently of each other and may place orders that "compete" with each other for execution or that cause the Fund (through its investment in the Systematic Momentum FuturesAccess Funds) indirectly to hold positions that offset each other (in which case the Fund would indirectly incur commissions and fees without the potential for a trading profit).

   Inadvertent Concentration and Lack of Diversification

Given the general similarity in the principles on which systematic trading strategies are based, it is likely that a number of Systematic Momentum CTAs might accumulate positions in the same or related positions at the same time. The Manager will have no authority to prevent such overconcentration from occurring.

   Dependence on the Manager

The Manager is responsible for identifying and selecting the Systematic Momentum FuturesAccess Funds and allocating and reallocating the Fund's capital among them. The success of the Fund depends on the ability of the Manager to select and construct an appropriate portfolio of Systematic Momentum FuturesAccess Funds. The Manager's judgment as to which Systematic Momentum FuturesAccess Funds are likely to be profitable may be incorrect, and subjective decisions made by the Manager may cause the Fund to incur losses or to miss profit opportunities on which it would otherwise have capitalized.

   No Formal Investment Restrictions or Allocation Limits

In constructing the Fund's portfolio, the Manager is not subject to any formal diversification requirements or restrictions (other than the restrictions that only Systematic Momentum FuturesAccess Funds be included in such portfolio). There are no limitations on the minimum or maximum number of Systematic Momentum FuturesAccess Funds, or on the absolute or relative percentage of the Fund's capital which may be allocated to any Systematic Momentum FuturesAccess Fund. Certain Systematic Momentum FuturesAccess Funds selected by the Manager may be allocated substantially larger portions of the Fund's capital than others. In addition, the relative allocation among the Systematic Momentum FuturesAccess Funds will vary, perhaps materially, over time due to market appreciation/depreciation and other factors (including the Manager's decision to modify any one or more Systematic Momentum FuturesAccess Funds' target allocation and relative weighting).

Due to the limited number of available Systematic Momentum FuturesAccess Funds, the Fund will necessarily allocate a significant percentage of its capital to certain of such Systematic Momentum FuturesAccess Funds.

   Changes in Systematic Momentum FuturesAccess Funds and Allocations

The Manager may add to or change the Systematic Momentum FuturesAccess Funds included in the Fund's portfolio, as well as their target allocations and allocation ranges, from time to time.

   Limited Liquidity

Units may only be redeemed as of the end of a calendar month upon at least 10 days' prior notice, and the Fund's ability to effect redemptions and pay redemption proceeds is dependent on its ability to redeem and receive redemption proceeds from the Systematic Momentum FuturesAccess Funds. While the Systematic Momentum FuturesAccess Funds generally provide substantially greater investor liquidity than do private investment funds which trade securities ("hedge funds"), this is not always the case, and under certain market conditions a Systematic Momentum FuturesAccess Fund may provide only limited investment liquidity. In disrupted markets, a Systematic Momentum FuturesAccess Fund may not be able to meet redemption requests on a timely basis.

The Manager has complete discretion to determine the Systematic Momentum FuturesAccess Funds from which the Fund will redeem in order to fund redemptions by Investors. In addition, the Manager has broad authority to postpone redemptions if the Manager believes that not doing so might have adverse consequences for non-redeeming Investors. Accordingly, the Manager may elect not to redeem (and is under no obligation to redeem) all or any portion of the Fund's investment in any particular Systematic Momentum FuturesAccess Fund that could otherwise be liquidated at a given time in order to satisfy redemption requests by Investors if the Manager determines that such liquidation may have an adverse effect on the Fund or the overall allocation of its assets among the Systematic Momentum FuturesAccess Funds.

   Substantial Charges

The Fund and each Systematic Momentum FuturesAccess Fund is subject to substantial charges. Moreover, certain of these charges -- brokerage commissions and F/X spreads -- depend on trading frequency and, under certain market conditions, may substantially exceed estimated levels.

   Importance of General Market Conditions

Overall market or economic conditions -- which neither the Manager nor any Systematic Momentum CTA can predict or control -- have a material effect on the performance of any managed futures strategy. Such overall conditions can adversely affect the performance of the Systematic Momentum CTAs.

Many speculative futures strategies are trend-following trading systems which anticipate that more than half of their trades will be unprofitable and seek to achieve overall profitability by substantial gains made on a limited number of positions. These strategies can generally only be successful in markets in which strong price trends occur. In stagnant markets in which such trends do not occur, or in "whipsaw markets" in which apparent trends develop but then quickly reverse, trend-following trading systems are likely to incur substantial losses.

   No Assurance of Non-Correlation; Limited Value of Non-Correlation Even if Achieved

Not only is the past performance of the Fund, any Systematic Momentum FuturesAccess Fund or any Systematic Momentum CTA not necessarily indicative of its future results (due to the speculative character of managed futures), but also there can be no assurance that the Fund's or any Systematic Momentum FuturesAccess Fund's results will be non-correlated with (i.e., unrelated to) the general stock and bond markets. If the Fund's performance or the performance of a significant number of the Systematic Momentum FuturesAccess Funds is not non-correlated to these markets, the Fund cannot help to diversify an overall portfolio.

Investors should evaluate an investment in the Fund in terms of the alternative of an investment in a cash equivalent, such as 91-day Treasury bills, which can be relied upon to (i) be generally non-correlated with equity and debt price levels, (ii) generate a positive yield and cash flow, (iii) be highly liquid,
(iv) have almost no risk of loss of principal and (v) incur virtually no costs or expenses.

Even if the Fund's performance is generally both profitable and non-correlated to the general stock and bond markets, there are highly likely to be significant periods during which the Fund's results are similar to those of an investor's stock and bond holdings, thereby reducing or eliminating the Fund's diversification benefits. During unfavorable economic cycles, an investment in the Fund may increase rather than mitigate a portfolio's aggregate losses.

   Systematic Strategies

The widespread use of technical trading systems frequently results in numerous managers attempting to execute similar trades at or about the same time, altering trading patterns and affecting market liquidity. Furthermore, the profit potential of trend-following systems may be diminished by the changing character of the markets, which may make historical price data (on which technical trading systems are based) only marginally relevant to future market patterns.

   Forward Trading

The Systematic Momentum FuturesAccess Funds will trade currencies in the forward in addition to in the futures markets. The forward markets are over-the-counter, not exchange, markets, and in trading in these markets, the Systematic Momentum FuturesAccess Funds will be dependent on the credit standing of the counterparties with which they trade, without the financial support of any clearinghouse system. In addition, the prices offered for the same forward contract may vary significantly among different forward market participants. Forward market counterparties are under no obligation to enter into forward transactions with the Systematic Momentum FuturesAccess Funds, including transactions through which the Systematic Momentum FuturesAccess Funds are attempting to liquidate open positions.

   Exchange of Futures for Physicals

A Systematic Momentum CTA may engage in EFP transactions. An EFP permits positions to be established in the forward or cash markets during off-hours when futures exchanges are closed or at prices different from those prevailing on the exchange, which positions are then exchanged for futures contracts. The pricing of EFPs may, accordingly, vary from the pricing of exchange-traded futures, and additional transaction costs are included in exchanging the forward or cash position for the equivalent futures position.

   Increased Assets Under Management

There appears to be a tendency for the rates of return achieved by managed futures advisors to decline as assets under management increase. Each Systematic Momentum CTA has agreed to limit the amount of additional equity which it may manage, and most of them are at or near their all-time high in assets under management.

In addition to a number of the Systematic Momentum CTAs being at or near all-time highs in assets under management, the aggregate capital committed to the managed futures sector in general is also at an all-time high. The more capital that is traded in these markets, the greater the competition for a finite number of positions and the less the profit potential for all strategies.

   No Assurance of Systematic Momentum CTA's Continued Service

Although each Systematic Momentum CTA will commit to manage the relevant Systematic Momentum FuturesAccess Fund for a certain period of time, there is no assurance that such Systematic Momentum CTA will be willing or able to continue to provide advisory services to such Systematic Momentum FuturesAccess Fund.

The Manager may at any time terminate a Systematic Momentum CTA and dissolve the relevant Systematic Momentum FuturesAccess Fund.

   Loss of Systematic Momentum CTA Principals

If the services of any of the principals of a Systematic Momentum CTA became unavailable, the relevant Systematic Momentum FuturesAccess Fund could sustain losses and/or be required to liquidate.

   Systematic Momentum CTA Risk

Each Systematic Momentum FuturesAccess Fund is subject to the risk of the bad judgment, negligence or misconduct of its Systematic Momentum CTA. There have been a number of instances in recent years in which private investment funds have incurred substantial losses due to manager misconduct.

   Trade Execution Risk

A Systematic Momentum CTA may use executing brokers unaffiliated with Merrill Lynch. In the event of a trading error, the Fund and the relevant Systematic Momentum FuturesAccess Fund may have no effective remedy against such executing brokers.

   Changes in Trading Strategy

A Systematic Momentum CTA may make material changes in its trading strategies without the knowledge of the Manager. Particularly given the "black box" character of many managed futures strategies, it is virtually impossible for the Manager to detect strategy changes.

   Illiquid Markets

Certain positions held by the Systematic Momentum FuturesAccess Funds may become illiquid, preventing the Systematic Momentum CTAs from acquiring positions otherwise indicated by its strategy or making it impossible for the Systematic Momentum CTAs to close out positions against which the market is moving.

Certain futures markets are subject to "daily price limits," restricting the maximum amount by which the price of a particular contract can change during any given trading day. Once a contract's price has moved "the limit," it may be impossible or economically non-viable to execute trades in such contract. From time to time, prices have moved "the limit" for a number of consecutive days, making it impossible for traders against whose positions the market was moving to prevent large losses.

   Possible Effects of Speculative Position Limits

The CFTC and the United States commodities exchanges have established limits referred to as "speculative position limits" on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on United States commodities exchanges. All accounts owned or managed by a Systematic Momentum CTA will be combined for position limit purposes. The Systematic Momentum CTA could be required to liquidate positions held for the relevant Systematic Momentum FuturesAccess Fund in order to comply with such limits. Any such liquidation could result in substantial costs to such Systematic Momentum FuturesAccess Fund and, indirectly, to the Fund.

   Redemptions Restricted

Investors' limited ability to redeem Units could result in there being a substantial difference between a Unit's redemption value and its net asset value as of the date by which irrevocable redemption requests must be received.

   Trading on Non-U.S. Exchanges

The Systematic Momentum CTAs trade extensively on non-U.S. exchanges. These exchanges are not regulated by any United States governmental agency. The Systematic Momentum FuturesAccess Funds could incur substantial losses trading on foreign exchanges to which they would not have been subject had the Systematic Momentum CTAs limited their trading to U.S. markets.

The profits and losses derived from trading foreign futures and options will generally be denominated in foreign currencies; consequently, each Systematic Momentum FuturesAccess Fund will be subject to a certain degree of exchange-rate risk in trading such contracts.

The U.S. tax treatment of foreign futures trading is adverse compared to the tax treatment of U.S. futures trading.

   No Representation of Investors

Prospective Investors have not been represented in any of the negotiations relating to the formation of FuturesAccess, the Fund or of any of the Systematic Momentum FuturesAccess Fund, or the determination of any of their business terms. The business terms of the Fund and of the Systematic Momentum FuturesAccess Funds also were not negotiated at arm's length with any investor.

   Conflicts of Interest

The Fund and the Systematic Momentum FuturesAccess Funds are subject to a number of material actual and potential conflicts of interest, raising the possibility that investors will be disadvantaged to the benefit of the Manager, the Systematic Momentum CTAs or their respective principals and affiliates. No formal policies or procedures have been adopted to resolve these conflicts.

      The Manager
      -----------

The Manager is subject to conflicts of interest in selecting the Systematic Momentum CTAs because MLPF&S and MLIB will receive more transactional revenues the more frequently a given Systematic Momentum CTA trades, and because the Manager will receive a share of the Management and/or Performance Fee owed to the Systematic Momentum CTAs.

Merrill Lynch may invest all or a portion of the initial capital needed to permit the Fund and/or the Systematic Momentum FuturesAccess Funds to begin trading before sufficient client capital has been raised to meet the Fund's and/or the Systematic Momentum FuturesAccess Funds' minimum capitalizations, although it is not obligated to do so. Merrill Lynch has a conflict of interest in determining whether to provide seed capital to the Fund and/or the Systematic Momentum FuturesAccess Funds and in what amount because Merrill Lynch derives economic benefits from the operation of the Fund and the Systematic Momentum FuturesAccess Funds.

      Systematic Momentum CTAs
      ------------------------

Each Systematic Momentum CTA devotes only such time to the business of the relevant Systematic Momentum FuturesAccess Fund as it determines is necessary. Each Systematic Momentum CTA and its principals are entitled to engage, and do engage, in a number of other activities, including, for example, managing other discretionary accounts and managed futures funds. Accordingly, conflicts may arise with respect to the time and resources that the Systematic Momentum CTA and its principals may devote to the relevant Systematic Momentum FuturesAccess Fund.

Each Systematic Momentum CTA may have financial and other incentives to prefer certain accounts over the Fund.

Each Systematic Momentum CTA may have financial or other incentives to use certain executing brokers for the Fund.

      Proprietary Trading
      -------------------

MLAI, MLPF&S, each Systematic Momentum CTA and their respective principals and employees may trade futures and forward contracts for their own accounts. The records of such trading will not be made available to investors.

      Risk of Loss Due to the Bankruptcy or Failure of One of the Counterparties, Brokers and Exchanges

The Systematic Momentum FuturesAccess Funds are subject to the risk of the insolvency of their counterparties (such as broker-dealers, futures commission merchants, banks or other financial institutions, exchanges or clearinghouses).

The assets of the Systematic Momentum FuturesAccess Funds could be lost or impounded during a counterparty's bankruptcy or insolvency proceedings and a substantial portion or all of the Systematic Momentum FuturesAccess Funds' assets may become unavailable to it either permanently or for a matter of years. Were any such bankruptcy or insolvency to occur, the Manager might decide to liquidate the relevant Systematic Momentum FuturesAccess Fund or suspend, limit or otherwise alter trading, perhaps causing the Systematic Momentum FuturesAccess Fund to miss significant profit opportunities.


There are increased risks in dealing with offshore brokers and unregulated trading counterparties, including the risk that assets may not benefit from the protection afforded to "customer funds" deposited with regulated brokers and dealers. Each Systematic Momentum CTA may be required to post margin for its foreign exchange transactions with foreign exchange dealers who are not required to segregate customer funds. In the case of a counterparty's bankruptcy or inability to satisfy substantial deficiencies in other customer accounts, a Systematic Momentum CTA may recover, even in respect of property specifically traceable to the Systematic Momentum CTA's account, only a pro rata share of all property available for distribution to all of such broker's or dealer's customers.

Many of the markets in which each Systematic Momentum CTA effects its transactions are "over-the-counter" or "inter-dealer" markets. The participants in these markets typically are not subject to the type of strict credit evaluation and regulatory oversight applicable to members of "exchange-based" markets, and transactions in these markets typically are not settled through exchanges or clearinghouses that guarantee the trades of their participants. Rather, the responsibility for performing under a particular transaction rests solely with the counterparty to such transactions. To the extent the Systematic Momentum CTA invests in swaps, derivatives or synthetic instruments or other over-the-counter transactions in these markets, the Systematic Momentum CTA's account is subject to the credit risk of the parties with which it trades and deposits collateral. The Systematic Momentum CTA's account is also subject to the risk that a counterparty may not settle a transaction because such counterparty is unwilling or unable to do so (for example, because of a credit or liquidity problem affecting the counterparty), potentially resulting in significant losses -- perhaps in respect of an offsetting position on which the Systematic Momentum CTA's account remains obligated to perform.

The Manager has no control over selection of counterparties by any Systematic Momentum CTA, and the Systematic Momentum CTAs are not generally restricted from dealing with any particular counterparty (regulated or unregulated) or from concentrating any or all of their transactions with a single counterparty or limited number of counterparties. In addition, the Manager has no ability to assess the extent to which a Systematic Momentum CTA maintains its assets in unregulated accounts subject to the bankruptcy of the counterparties holding such assets.

   Regulatory Changes Could Restrict the Fund's Operations

Each Systematic Momentum FuturesAccess Fund implements speculative, highly leveraged strategies. From time to time there is governmental scrutiny of these types of strategies and political pressure to regulate their activities. For example, foreign governments have from time to time blamed the declines of their currencies on speculative currency trading and imposed restrictions on speculative trading in certain markets.

Regulatory changes could adversely affect the Systematic Momentum FuturesAccess Funds by restricting their markets, limiting their trading and/or increasing the taxes to which investors are subject. The Manager is not aware of any pending or threatened regulatory developments which might adversely affect the Fund or the Systematic Momentum FuturesAccess Funds. However, adverse regulatory initiatives could develop suddenly and without notice.

   Dilution of an Investor's Economic Interest

An investor's economic interest in FuturesAccess, in the Fund, or in the Systematic Momentum FuturesAccess Funds is subject to dilution in certain cases. For example, an existing investor in a Systematic Momentum FuturesAccess Fund that has a loss carryforward will have its economic interest diluted if a new investor subscribes to the Systematic Momentum FuturesAccess Fund, reducing the per Unit loss carryforward otherwise outstanding with respect to the calculation of the Systematic Momentum FuturesAccess Fund's Performance Fee. Existing investors' interests in Performance Fee reversals are similarly diluted by subsequent subscriptions.

   Performance Fees

The Performance Fees paid to the Systematic Momentum CTAs may give them an incentive to engage in more speculative investing and trading strategies in an effort to increase their rate of return and the Performance Fees received.

The fact that the Manager shares in the performance fees paid to Systematic Momentum CTAs may create an incentive for the Manager to select particular Systematic Momentum CTAs and/or take or omit to take certain actions with respect to the Systematic Momentum FuturesAccess Funds which the Manager would not otherwise have done.

Performance Fees are not calculated on the basis of any individual investor's investment experience but rather on the basis of the performance of a Systematic Momentum FuturesAccess Fund as a whole.

   Mandatory Redemptions

The Fund, and any of the Systematic Momentum FuturesAccess Funds, will mandatorily redeem all of its outstanding Units in the event that the amount of assets invested in the Fund or the respective Systematic Momentum FuturesAccess Fund declines to a level such that the Manager believes that the continued operation of the Fund or the respective Systematic Momentum FuturesAccess Fund would be impracticable, imprudent or uneconomical. The Fund and any Systematic Momentum FuturesAccess Fund may also redeem the Units held by any particular investor if the Manager determines that (a) such investor's continued holding of Units could result in adverse consequences to the Fund or such Systematic Momentum FuturesAccess Fund, (b) such investor has a history of excessive exchanges between different FuturesAccess Funds that is contrary to the purpose and/or efficient management of FuturesAccess, (c) such investor's investment in the Units, or investment in FuturesAccess, is below the minimum level established by the Manager (including any increase in such minimum level that may be implemented by the Manager in the future), or (d) for any other reason.

Mandatory redemption of an investor's Units could occur before such Units have had a realistic chance of being profitable.

   Limits of Risk Disclosures

The futures and forward markets, the Systematic Momentum CTAs' strategies and prevailing economic conditions are continually changing. Furthermore, the Systematic Momentum CTAs' strategies are proprietary and confidential. The foregoing summary list of risk factors may not reflect all the speculative risks to which the Fund or any Systematic Momentum FuturesAccess Fund may be subject. Prospective investors must be aware that they may lose all or substantially all of their investment in any FuturesAccess Fund, including the Fund and any Systematic Momentum FuturesAccess Fund.

                                    * * * * *

THE FOREGOING RISK FACTORS DO NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN INVESTING IN THE UNITS. PROSPECTIVE SUBSCRIBERS SHOULD READ THE ENTIRE FUTURESACCESS CONFIDENTIAL PROGRAM DISCLOSURE DOCUMENT AND CONSULT WITH THEIR LEGAL, TAX AND FINANCIAL ADVISORS BEFORE DETERMINING WHETHER TO INVEST IN THE FUND.

PROSPECTIVE INVESTORS SHOULD NOT CONSIDER INVESTING IN ANY THE FUND IF THEY ARE UNABLE TO FULLY UNDERSTAND, OR ARE UNWILLING AND FINANCIALLY UNABLE TO ASSUME, THE SUBSTANTIAL RISKS INVOLVED IN INVESTING IN THE FUND, WHICH INCLUDE THE RISK OF LOSING ALL OR SUBSTANTIALLY ALL OF THEIR INVESTMENT.

BECAUSE THE SYSTMATIC MOMENTUM CTAS' STRATEGIES ARE PROPRIETARY AND CONFIDENTIAL, ONLY THE MOST GENERAL DESCRIPTION OF THE RISKS INVOLVED IN THE OPERATION OF THE SYSTEMATIC MOMENTUM FUTURESACCESS FUNDS IS POSSIBLE IN THE FUTURESACCESS PART ONE (B) CONFIDENTIAL PROGRAM DISCLOSURE DOCUMENT: TRADING ADVISOR INFORMATION. NO SUCH DESCRIPTION CAN FULLY CONVEY THE RISKS OF THE HIGHLY-LEVERAGED STRATEGIES WHICH THE SYSTEMATIC MOMENTUM CTAS IMPLEMENT.


Item 2: FINANCIAL INFORMATION

      Selected Financial Data. The Fund has not commenced operations, and financial data is thus unavailable.

Item 3: PROPERTIES

The Fund does not own or use any physical properties in the conduct of its business.

The Fund's administrative office is the administrative offices of the Manager (Princeton Corporate Campus, 800 Scudders Mill Road - Section 2G, Plainsboro, New Jersey 08536).

The Fund's assets currently consist of cash and U.S. Treasury Bills, as well as shares of the underlying Systematic Momentum FuturesAccess Funds.

Item 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners.

As of March 12, 2007, no person or "group" (as defined in Section 13(d)(3) of the Exchange Act) is known to be or have been the beneficial owner of more than 5% of the Units.

Security ownership of management

As of March 12, 2007, the ownership of securities in the Fund by management was as follows:

Title of Class      Name and Address      Amount and Nature    Percent of Class
--------------      of Owner              of Ownership         ----------------
                    --------              ------------

Units               Merrill Lynch         Legal ownership of          1%
                    Alternative           Units
                    Investments LLC

As of March 12, 2007, the principals of the Manager did not own any Units, the Systematic Momentum CTAs did not own any Units, and none of the Manager, its principals or the Systematic Momentum CTAs had the right to acquire beneficial ownership of any Units.

Changes in Control

There have been no changes in control of the Fund.

Item 5: DIRECTORS AND EXECUTIVE OFFICERS

Identification of directors and executive officers.

As a limited liability company, the Fund itself has no officers or directors and is managed by the Manager. Trading decisions are made by the Systematic Momentum CTAs on behalf of the respective Systematic Momentum FuturesAccess Fund.

The principal officers of the Manager and their business backgrounds are as follows.

BENJAMIN C. WESTON           Chairman, Chief Executive Officer and President

ROBERT D. OLLWERTHER         Vice President, Chief Operating Officer and Manager

ROBERT M. ALDERMAN           Manager

ANDREW B. WEISMAN            Manager

Benjamin C. Weston is the Chief Executive Officer, President and a Manager of the Manager and Head of the Manager's Hedge Fund Development and Management Group ("HDFMG") at Merrill Lynch where he is responsible for all hedge fund investment activities for Merrill Lynch worldwide. Mr. Weston joined Merrill Lynch from Indeman Capital Management ("IDM"), a hedge fund incubation business formed in 2003 with the backing of Ritchie Capital Management and Azimuth Trust. Before founding IDM, Mr. Weston worked as a consultant for Ritchie Capital which he joined in September 2002 from Credit Suisse First Boston ("CSFB") where he was a Managing Director and Head of the Funds Development Group. The Funds Development Group developed and launched a series of market-leading hedge funds, including three that today rank in the world's 50 largest funds. Until 2000, Mr. Weston served on the Management Committee of CSFB's Fixed Income Division and was Head of the Leveraged Capital Services Group, which advised a select group of hedge funds on global market strategy, optimal investment expression and risk management. Prior to transferring to CSFB in 1996, Mr. Weston was Co-Head of Credit Suisse Financial Products ("CSFP") in the Americas and a Member of the Executive Board from 1990 to 1995. Before founding CSFP in New York in 1990, Mr. Weston held various senior management positions from 1983 to 1990 at Bankers Trust including Head of the Capital Markets Group in London, Head of the Equity Derivatives business in Europe and Head of the bank's equity businesses in Asia from Hong Kong. Mr. Weston started his career at JP Morgan in 1978 where he worked in the Funding Services Group in New York and London. Mr. Weston received a Bachelor of Arts in International Studies from Miami University in 1976 and a Master of Arts in International Affairs with Honors in Economics from The Johns Hopkins School of Advanced International Studies in 1978.

Robert D. Ollwerther is Chief Operating Officer for and a Manager of the Manager. He is responsible for Finance, Operations, Technology and Administration for this business which invests in hedge funds. He has over 20 years of experience in the securities industry. He began his career with Coopers & Lybrand, CPAs. Since joining Merrill Lynch in 1981, he has primarily served in Finance positions in the U.S. and abroad, including Chief Financial Officer for Europe, the Middle East and Africa, Chief Financial Officer for Latin America and Canada, Chief Financial Officer of Global Equity Markets, Director of Institutional and International Audit and Manager of ML & Co. Financial Reporting. He holds a Bachelor of Science in Accounting from Fairfield University and a Master of Business Administration from New York University, and is a Certified Public Accountant.

Robert M. Alderman is a Managing Director of Merrill Lynch Global Private Client, and a Vice President and a Manager of the Manager. He is responsible for coordinating a global sales effort and managing the retail product line, which includes hedge funds, private equity opportunities, managed futures funds and exchange funds. Prior to re-joining Merrill Lynch and the International Private Client Group in 1999, he was a partner in the Nashville, Tennessee-based firm of J.C. Bradford & Co. where he was the Director of Marketing, and a National Sales Manager for Prudential Investments. Mr. Alderman first joined Merrill Lynch in 1987 where he worked until 1997. During his tenure at Merrill Lynch, Mr. Alderman has held positions in Financial Planning, Asset Management and High Net Worth Services. He received his Master of Business Administration from the Carroll School of Management, Boston College and a Bachelor of Arts from Clark University.

Andrew B. Weisman is a Manager of the Manager and is head of the Manager's Hedge Fund Development and Management Group ("HFDMG") Consolidated Investment Analytics group. Mr. Weisman joined Merrill Lynch in August 2005. From April 2002 to July 2005, Mr. Weisman was a partner and director of research for Stradivarius Capital Management, and from January 1998 until April 2002, he served as Chief Investment Officer of Nikko Securities International ("Nikko"). Mr. Weisman holds a Master of International Affairs and a Bachelor of Arts from Columbia University.

The Manager acts as general partner to three public futures funds whose units of limited partnership interest are registered under the Exchange Act: The Futures Expansion Fund Limited Partnership, John W. Henry & Co./Millburn L.P. and ML JWH Strategic Allocation Fund L.P. Because the Manager serves as the sole general partner of each of these funds, the officers and managers of the Manager effectively manage them as officers and directors of such funds. Prior to December 31, 2003, the Manager (while still known as MLIM Alternative Strategies
LLC) acted as general partner of six public futures funds whose units of limited partnership interest are registered under the Securities Exchange Act of 1934.

The principals of the Manager who participate in the investment and operational decisions for the Fund and their business backgrounds are as follows:

William Marr. William Marr is a Managing Director of HFDMG. Prior to joining Merrill Lynch in May 2006, Mr. Marr was Managing Director and Global Head of Alternative Investments for Julius Baer Investment Management, LLC, which he joined in July 2002 after serving as Senior Vice President and Head of FX Trading and Sales at Bank Julius Baer. Prior to joining Julius Baer in 1998, Mr. Marr was Vice President of FX Hedge Fund Development at AIG International. From 1990 to 1997, Mr. Marr actively traded and managed FX cash, futures, forwards and derivatives for Credit Commerciale de France (1995-1997), UBS (1994-1995) and Bankers Trust (1990-1994). He received a Bachelor of Arts from Bowdoin College in 1985.

Alexander Rudin. Dr. Alexander Rudin is a Director of HFDMG. Prior to joining Merrill Lynch in May 2006, Dr. Rudin was First Vice President and Director of Quantitative Research for Julius Baer Investment Management. Prior to joining Julius Baer in

September 2003, Dr. Rudin was a Quantitative Equity Trader at Worldco LLC. From 2001 to February 2002, Dr. Rudin served as Senior Quantitative Analyst of Fixed Income Asset Management at Financial Security Assurance, and prior to that as Quantitative Analyst of Risk and Investment Management at CENTRE, Zurich Financial. From 1998 to 2001, Dr. Rudin was Vice President of Market Risk Management at Rabobank International. He was a Post-Doctoral Fellow from 1997 to 1998 at Case Western Reserve University, received a Ph.D in Physics from the University of Minnesota in 1997 and received a Master of Sciences and a Ph.D in Theoretical Physics from Ioffe Research Institute, St. Petersburg, Russia.

Portfolio Committee

The Manager has established a committee (the "Portfolio Committee"), comprised of various HFDMG Management Committee members, which will meet on a regular basis to review, among other things, the Fund's investment process, portfolio design, construction, rebalancing rules and risk controls. The following are the principal members of the Portfolio Committee:

o       Benjamin Weston
o       Andrew Weisman
o       Manit Rye
o       Chinh Dao
o       Sandeep Patel
o       William Marr

See above for the biographies of Andrew Weisman and Benjamin Weston.

Manit Rye. Manit Rye is a Managing Director and Head of New Products at HFDMG. Prior to joining Merrill Lynch in November 2004, Mr. Rye spent over 20 years in trading and structuring derivatives (equity, currency, emerging markets and credit) and held a variety of senior assignments, including: Managing Member and Founder of Rye Derivative Strategies (2003-2004); Senior Vice President and Head of European Equity Derivatives at Credit Suisse First Boston (2000-2002); Managing Director and Head of Structuring, European/ Emerging Market Equity Derivatives at UBS Securities (1996-2000); Vice President and Head of Emerging Market Currency Trading at Goldman Sachs (1994-1996); Head of Emerging Market Derivatives at Citibank (1990-1994); and Founder of the Equity Guard Stock Fund at Skye Investment Advisors (1985-1989). Mr. Rye received a Master in Finance from Claremont College and the University of California, Berkeley in 1985 and received a Bachelor of Arts in Mathematics and Commerce from Sri Ram College of Commerce at the University of New Delhi, India in 1983.

Chinh Dao. Chinh Dao is a Managing Director Director and Head of HFDMG's Proprietary Capital Group. Prior to joining Merrill Lynch in March 2005, Mr. Dao was Founding Member of Indeman Capital Management, which was formed in March 2003, and prior to that Mr. Dao was Founding Partner of CHD Strategic Investments beginning in June 2000. Mr. Dao served on the Fixed Income Portfolio Management Team at Goldman Sachs Asset Management from 1992 to 2000 and was head of the Risk

Management Group from 1996 to 2000. Mr. Dao began his career as an Analyst for Salomon Brothers in 1990. Mr. Dao received a Master of Business Administration from the Wharton School of the University of Pennsylvania in 2000 and a Bachelor of Arts from Amherst College in 1990.

Sandeep Patel. Dr. Sandeep Patel is a Director and Head of Portfolio Analytics at HFDMG. Prior to joining Merrill Lynch in November 2005, Dr. Patel was Founder and Managing Member of Governance Performance Management from August 2004 to October 2005. Dr. Patel served as Managing Director of the Portfolio Analytics Group at Standard and Poor's from 2000 to 2004, and prior to that as a Modeling Specialist of Currency and Equities at Tudor Investment Corporation from 1999 to 2000. From 1991 to 1999, Dr. Patel was Vice President of European Equity, Emerging Markets, U.S. Fixed Income and U.S. Equity with JP Morgan Investment Management. He has been a Visiting Professor of Emerging Markets Finance at New York University and a Visiting Professor of Corporate Finance at Texas Christian University. Dr. Patel received a Ph.D in Finance from the Wharton School of the University of Pennsylvania in 1991 after serving as a Research Assistant (1987-1989) and Teaching Assistant (1985-1990) in Finance. He received a Master of Business Administration from the Indian Institute of Management, Ahmedabad in 1984.

Involvement in certain legal proceedings

During the five years preceding the date of this filing, there have been no material administrative, civil or criminal actions, including actions pending, on appeal or concluded, against the Manager or its principals.

Item 6: EXECUTIVE COMPENSATION

The officers of the Manager are remunerated by Merrill Lynch in their respective positions. The Fund does not itself have any officers, directors or employees. As described in Item 1 above, the Fund pays the Manager, MLPF&S, MLIB and the Systematic Momentum CTAs various forms of compensation for the services performed for the Fund described above. The officers receive no "other compensation" from the Fund. There are no compensation plans or arrangements relating to a change in control of either the Fund or the Manager.

Item 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between Merrill Lynch and the Fund

Many of the service providers to the Fund are affiliates of Merrill Lynch, although the Systematic Momentum CTAs are not an affiliate of Merrill Lynch. The Manager negotiated with the Systematic Momentum CTAs over the level of their management fees and performance fees. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

As noted above, the Fund pays Merrill Lynch substantial brokerage commissions, administrative fees, selling commissions and bid-ask spreads on forward currency trades.

Within the Merrill Lynch organization, the Manager is the beneficiary of the revenues received by different Merrill Lynch entities from the Fund. The Manager controls the management of the Fund and serves as its promoter. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

The Manager pays substantial selling commissions and trailing commissions to MLPF&S for distributing the Units. The Manager is ultimately paid back for these expenditures from the revenues it receives from the Partnership.

Certain Business Relationships

MLPF&S, an affiliate of the Manager, acts as the principal commodity broker for the Fund. Additionally, the Manager and its affiliates may have derived certain economic benefits from possession of the Fund's assets, as well as from foreign exchange and exchange for physical trading.

See Item 1 "Narrative Description of Business -- Charges" for a discussion of other business dealings between the Manager and the Fund.

Indebtedness of Management

The Fund is prohibited from making any loans to management or otherwise.

Item 8: LEGAL PROCEEDINGS

There have been no administrative, civil or criminal actions, whether pending or concluded, against Merrill Lynch or any of its individual principals during the past ten years which would be considered "material" as that term is used in Item 103 of Regulation S-K, except as described below:

On April 6, 2000, MLPF&S consented to an Order Instituting Administrative Proceedings, Making Findings of Fact, Issuing a cease-and-desist order, and Imposing Remedial Sanctions by the SEC, in a matter captioned, "In the Matter of Merrill Lynch, Pierce, Fenner & Smith Incorporated," SEC Administrative Proceeding File No. 3-10180, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S had willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act. MLPF&S agreed to cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act, and to pay a total of $5.6 million in penalties and other payments.

On May 21, 2002, MLPF&S, with no admission of wrongdoing or liability, agreed to pay $48 million to the State of New York, $50 million to the remaining states, Washington, D.C. and Puerto Rico and $2 million to the North American Securities Administrators Association relating to an investigation conducted by the New York Attorney-General concerning research practices.

On March 19, 2003, Merrill Lynch & Co., Inc., the parent company and an approved person of MLPF&S, consented to an injunctive action instituted by the SEC. In its complaint, the SEC alleged that, in 1999, Merrill Lynch aided and abetted Enron Corp.'s ("Enron") violations of Sections 10(b), 13(a), 13(b)(2) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-3 and 13b2-1 thereunder, as a result of Merrill Lynch engaging in certain year-end transactions designed and proposed by Enron. Without admitting or denying the allegations, Merrill Lynch consented to the entry of an injunction enjoining it from violating the above-referenced provisions, and agreed to pay disgorgement, penalties and interest in the amount of $80 million. In its release announcing the settlement, the SEC acknowledged that in agreeing to resolve this matter on the terms described above, the SEC took into account certain affirmative conduct by Merrill Lynch.

In April 2003, MLPF&S entered into a settlement with the SEC, the NASD and the New York Stock Exchange ("NYSE") as part of a joint settlement with the SEC, the NASD and the NYSE arising from a joint investigation by the SEC, the NASD and the NYSE into research analyst's conflicts of interest. Pursuant to the terms of the settlement with the SEC, NASD and NYSE, MLPF&S, without admitting or denying the allegations, consented to a censure. In addition, MLPF&S agreed to a payment of: (i) $100 million, which was offset in its entirety by the amount already paid by MLPF&S in the related proceeding with the State of New York and the other states; (ii) $75 million to fund the provision of independent research to investors; and (iii) $25 million to promote investor education. The payments for the provision of independent research to investors and to promote investor education are required to be made over the course of the next five years. MLPF&S also agreed to comply with certain undertakings.

Additionally, Merrill Lynch has been involved in certain administrative proceedings with the SEC, including those described below.

On January 11, 1999, Merrill Lynch, without admitting or denying the findings contained therein, consented to the issuance of an Order by the SEC in which the SEC found that Merrill Lynch engaged in or caused fraudulent quotations in certain Nasdaq securities, failed to keep accurate books and records for certain transactions, and failed to exercise reasonable supervision. Based on these findings, the Order required that Merrill Lynch: (i) cease and desist from committing or causing any violation or future violations of Sections 15(c)(1) and (2) and 17(a) of the Exchange Act; (ii) pay a civil penalty of $472,500;
(iii) provide a description of policies and procedures to an independent consultant and implement any recommended changes, if any, required by the independent consultant.

On August 24, 1998, Merrill Lynch, without admitting or denying the findings contained therein, consented to the issuance of an Order by the SEC in which the SEC found that Merrill Lynch engaged in negligent conduct in its underwriting of municipal securities issued by Orange County entities in 1994. Based on these findings, the Order required that Merrill Lynch: (i) cease and desist from committing or causing any violation or future violation of Sections 17(a)(2) and
(3) of the Securities Act, Section 15B(c)(1) of the Exchange Act, and Municipal Securities Rulemaking Board Rule G-17; (ii) pay a civil money penalty in the amount of $2 million; and (iii) maintain the policies and procedures relating to municipal securities underwriting that it had implemented before institution of the Order.

Item 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market information

There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Operating Agreement. As of March 12, 2007, there were no holders of Units.

Dividends

The Manager has sole discretion in determining what distributions, if any, the Fund will make to Investors.

Item 10: RECENT SALES OF UNREGISTERED SECURITIES

As of March 12, 2007, the Fund had issued no Units at monthly closings. The Units will be privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration provided by Rule 506 under the Securities Act. No underwriting discounts or underwriting commissions will be paid in connection with such sales.

Item 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The securities to be registered consist of Units of Limited Liability Company Interests.

The Fund's Operating Agreement effectively gives the Manager full control over the management of the Fund. Investors have no voice in its operations. The Manager is exculpated and indemnified by the Fund against claims sustained in connection with the Fund, provided that such claims were not the result of gross negligence or intentional misconduct and that the Manager determined that such conduct was in the best interests of the Fund.

Although Investors have no right to participate in the control or management of the Fund, they are entitled to: (i) vote on or approve certain changes to the Operating Agreement or the term of the Fund, (ii) receive annual audited financial statements, monthly information as the CFTC requires and timely tax information; (iii) inspect the Fund's books and records; (iv) redeem Units; and (v) remove the Manager as manager of the Fund in accordance with the procedure as set forth in the next paragraph.

Upon at least 60 days' written notice to the Manager and all investors in the Fund, the Manager may be required to withdraw as manager of the Fund by a vote of Investors owning not less than 50% of the Units of the Fund. Any such removal shall be effective as of the end of the calendar quarter in which such vote occurs.

Investors or their duly authorized representatives may inspect the Fund's books and records, for any purpose reasonably related to their status as members in the Fund, during normal business hours upon reasonable written notice to the Manager. They may obtain copies of such records upon payment of reasonable reproduction costs.

The Operating Agreement provides for the economic and tax allocations of the Fund's profit and loss. Capital accounts have been established for each Unit, and for the Manager on a Unit-equivalent basis. Economic allocations are based on investors' capital accounts (including the Manager's capital account), and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to Investors who redeem at a profit. For the purposes of maintaining capital accounts, amounts payable to the Manager for items such as services fees are treated as if paid or payable to a third party and are not credited to the capital account or interest held in the Fund held by the Manager.

The Manager may amend the Operating Agreement in any manner not adverse to the Investors without obtaining their consent. These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations or any other changes the Manager deems advisable.

The Fund has agreed to indemnify the Manager, as manager, for actions taken on behalf of the Fund, provided that the Manager's conduct was in the best interests of the Fund and the conduct was not the result of gross negligence or intentional misconduct.

      Dividend Rights. Distributions may be made in the Manager's discretion, although it does not contemplate making any.

      Redemption Provisions. Units may be redeemed as of the end of any calendar month upon 10 days' oral or written notice. Investors who have Merrill Lynch customer securities accounts may give such notice by contacting their Merrill Lynch Financial Advisor, orally or in writing; Investors who no longer have a Merrill Lynch customer securities account must submit written notice of redemption, with signature guaranteed by a United States bank or broker-dealer, to the Manager. The Fund shall not charge a redemption fee. Units are redeemable at the net asset value thereof as of the close of business on the date of their redemption, minus any accrued fees (including Performance Fees) and brokerage commissions, and payment will be distributed generally approximately 10 business days after the effective date of redemption, although there can be no assurance of the timing of such payment.

      Voting Rights. None of the Units carry any voting rights. However, the owners of the Units do have the power to approve the dissolution of the Fund at a specified time and to approve an amendment to the Operating Agreement by obtaining the consent of more than fifty percent of the aggregate value of the Units then owned by the Investors.

      Liquidation Rights. Upon the occurrence of an event causing the dissolution of the Fund, payment of creditors and distribution of the Fund's assets will be effected as soon as practicable in accordance with the Delaware Limited Liability Company Act. In such event, the Manager and each Investor will share in the assets of the Fund pro rata in accordance with its or his respective interests in the Fund, less any amount owing by such Investor to the Fund.

      Liability Imposed on the Stockholders. Except as otherwise provided by law, liability of Investors for the liabilities of the Fund is limited to the capital contribution of the Investor plus its or his share of undistributed profits and assets, if any, including any obligation under law to return to the Fund distributions and returns of contributions.

      Restriction on Alienability. Units are subject to restriction on alienability. Assignment, transfer or disposition of any Units or part or all of any right, title or interest in the capital or profits of the Fund by an Investor may only be effected by giving written notice to and receiving the written consent of the Manager and must be in compliance with federal and state securities laws.

      Other Securities. Securities to be registered consist of Units of Limited Liability Company Interest.

Item 12: INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Fund shall indemnify and hold harmless the Manager, its affiliates, and their respective officers, employees, representatives and agents (each, a "Manager Party" and, collectively, the "Manager Parties") from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Fund; provided, that the conduct or omission which led to such claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Manager Party.

The Fund shall advance payments asserted by a Manager Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due; provided, that such Manager Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is finally determined not to be due.

Whether or not a Manager Party is entitled to indemnification shall be determined by the judgment of independent counsel as to whether such Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Investor's activities, obligations or liabilities unrelated to the Fund's business, such Investor shall indemnify and reimburse the Fund for all loss and expense incurred, including attorneys' fees.

Item 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Fund has not commenced operations, and financial data is thus unavailable.

Item 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

Item 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)     Exhibits

The following documents (unless otherwise indicated) are filed herewith and made part of this Registration Statement.

-------------------------- ----------------------------- -----------------------
Exhibit Designation        Description                   Page Number
-------------------        -----------                   -----------

-------------------------- ----------------------------- -----------------------
3.1                        Certificate of Formation of
                           ML Systematic Momentum
                           FuturesAccess LLC

-------------------------- ----------------------------- -----------------------
4.1                        Limited Liability Company
                           Operating Agreement of ML
                           Systematic Momentum
                           FuturesAccess LLC

-------------------------- ----------------------------- -----------------------
4.2                        FuturesAccess Program
                           Subscription and Exchange
                           Agreement and Signature
                           Pages

-------------------------- ----------------------------- -----------------------

-------------------------- ----------------------------- -----------------------
10.2                       Selling Agreement among ML
                           Systematic Momentum
                           FuturesAccess LLC, Merrill
                           Lynch, Pierce, Fenner &
                           Smith Incorporated and
                           Merrill Lynch Alternative
                           Investments LLC

--------------------------- ----------------------------- ----------------------

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 12, 2007

                            ML SYSTEMATIC MOMENTUM
                            FUTURESACCESS LLC

                            By:     Merrill Lynch Alternative Investments, LLC
                                    Manager



                            By:_________________________________
                            Name:
                            Title: